Exhibit 10.3

EMPLOYMENT AGREEMENT

AGREEMENT dated April 18, 1988, between Farmers Commodities Corporation (the “Employer”) and Robert V. Johnson (the “Employee”).

1. Employment. Employer employs Employee, and Employee accepts employment upon the terms and conditions of this Agreement. The agreements contained are in consideration of Employee’s employment and continued employment.

2. Employment at Will. The employment of Employee shall be “at will,” and thus the employment and compensation provided by this Agreement may be terminated at any time, with or without prior notice, and with or without cause by either Employer or Employee.

3. Compensation. As compensation for all services by Employee under this Employment Agreement, Employee shall receive the compensation (including commissions and benefits) which shall be as initially set forth in Exhibit 1 to this Agreement. The compensation provisions of Exhibit 1 are subject to prospective change at the sole option of Employer at any time by written or oral notice from Employer to Employee. All payments shall be subject to required or authorized withholding. Execution of this Agreement by Employee shall constitute written authorization for Employer to make the withholdings from Employee’s compensation as provided by this paragraph, or those called for by Exhibit 1.

4. Duties. Employee is engaged in the capacity of Vice President - Finance and shall have the duties as may be from time to time prescribed by Employer.

5. Extent of Service. Employee shall devote Employee’s entire time, attention and energies to Employer’s business and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage. However, Employee may invest assets in such form or manner as will not require services in the operation of the affairs of the companies in which such investments are made.

6. Compliance with Laws, Regulations and Policies. Employee shall at all times perform Employee’s duties faithfully and diligently and in compliance with all applicable laws, regulations, employer policies and direction from Employer’s management. Such compliance with laws and regulations shall include, but not be limited to, compliance with the Commodity Futures Trading Act, and the regulations of the Commodity Futures Trading Commission.

7. DISCLOSURE OF INFORMATION. EMPLOYEE ACKNOWLEDGES THAT EMPLOYER’S METHODS, PROCEDURES, COMPUTER SOFTWARE, MANUALS, ANALYTICAL TECHNIQUES, CUSTOMER IDENTITIES, AND THE LIST OF EMPLOYER’S CUSTOMERS WHICH MAY EXIST FROM TIME TO TIME ARE

VALUABLE, SPECIAL AND UNIQUE ASSETS OF EMPLOYER’S BUSINESS. Employee agrees during or after the term of his employment, not to utilize such information for any purpose other than the conduct of Employer’s business or to disclose it or any part of it to any person, firm, corporation, association or other entity for any reason or purpose whatsoever. In the event of a breach or threatened breach by Employee of the provisions of this paragraph, Employer shall be entitled to an injunction restraining Employee from disclosing or utilizing, in whole or in part, such information, or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, is disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to Employer for such breach or threatened breach, including the recovery of damages from Employee.

8. Expenses. Employee may incur reasonable expenses for promoting Employer’s business, including expenses for entertainment, travel and similar items. Subject to the tax laws, Employer will reimburse Employee for all such expenses upon Employee’s periodic presentation of an itemized account of such expenditures, with substantiation in accordance with Employer’s regular policies.

9. Vacations. Employee shall take at least five (5) consecutive days of vacation during each fiscal year of employment during which time Employee shall not be present for any purpose at the offices of Employer. Employee may take such additional periods of vacation as may be arranged between Employee and the Office Manager on such terms as may be arranged. All vacations shall be taken at mutually convenient times; in no event shall Employee be permitted to take more than two (2) consecutive weeks of vacation.

10. Leaves. Employee shall be granted leave of absences for sickness, temporary medical conditions, jury duty, military training and other reasons deemed appropriate by Employer, provided that arrangements have been on a basis satisfactory to Employer, Employee and other employees who are required to provide fill-in services for Employee’s regular customers. While such leaves of absence may not result in termination of employment, if the period of absence is anticipated to or does exceed three (3) months, Employer may permanently transfer responsibility of Employee’s regular customers to other employees. If agreed to by Employer and Employee, a draw against commissions may be continued during the leave of absence; in no event shall the negative balance exceed three (3) month’s draw.

11. Restrictive Covenant. For a period of one year after the termination of this Agreement by either party for any reason, Employee covenants that Employee will not: (a) Solicit the commodities trading or advising business of any customer of Employer for whom Employee was responsible during employment with Employer, or any person who was a customer of any employee of Employer during the period of Employee’s employment; or (b) Directly or indirectly own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business located in any state in which Employer had an office at any time during the duration of this Agreement which business is similar to the type of business conducted by Employer at the time of the termination of employment of Employee. EMPLOYEE ACKNOWLEDGES THAT THE BUSINESS OF

EMPLOYER IS SUCH THAT PERSONAL RELATIONSHIPS BETWEEN A CUSTOMER AND INDIVIDUAL ARE IMPORTANT, THAT THE BUSINESS IS PRIMARILY CONDUCTED BY TELEPHONE SUCH THAT GEOGRAPHIC LOCATION IS NOT CRITICAL TO THE CONDUCT OF SUCH BUSINESS, THAT EMPLOYER HAS INVESTED AND WILL INVEST SUBSTANTIAL RESOURCES IN THE DEVELOPMENT OF ITS BUSINESS AND IN ESTABLISHING EMPLOYEE IN THE BUSINESS, AND THAT THE FOREGOING COVENANT IS NECESSARY FOR EMPLOYER’S PROTECTION AND TO INDUCE EMPLOYER TO MAKE SUCH INVESTMENT. EMPLOYEE FURTHER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT SUCH COVENANT IS REASONABLE IN SCOPE AND DURATION HAVING DUE REGARD FOR THE RIGHTS OF BOTH PARTIES. In the event Employee’s actual or threatened breach of the provisions of the paragraph, Employer shall be entitled to an injunction restraining Employee therefrom. Nothing contained herein shall be construed as prohibiting Employer from pursuing any other available remedies or damages from Employee. In an action under this paragraph 11 or paragraphs 7, Employer shall be entitled to recover, in addition to other damages and costs, its attorney fees actually incurred.

12. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to his residence in the case of Employee, or to its principal office in the case of Employer.

13. Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

14. Assignment. Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

15. Entire Agreement . This Agreement contains the entire understanding of the parties. Except as expressly provided herein, it may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

FARMERS COMMODITIES CORPORATION
(Employer)

By:	/s/ Harold Richard

EMPLOYEE

/s/ Robert V. Johnson

EXHIBIT 1

TO

COMMODITIES BROKER EMPLOYMENT AGREEMENT

A.	Commissions. Employee will be paid a commission for business done personally by and through Employee, the commissions to be computed as follows:

(1)	An amount based upon the “gross commissions” actually received by Employer on a cash basis during a particular month due to business personally done by Employee shall be computed as follows:

* 25% of the “gross commissions” actually received by employer from “hedge” (corporation) accounts; plus

* 30% of the “gross commissions” actually received by Employer from producer (individual) accounts; plus

* 30% of the “gross commissions” actually received by Employer on PIK certificates; plus

* 35% of the “gross commissions” actually received by Employer on cash grain.

(2)	From the amount computed under Paragraph A(1) above, there shall be subtracted an amount equal to the sum of all costs of errors and deficits in customer accounts deemed by Employer to be attributable to the mistake or other fault of Employee for the current or proceeding month plus any negative figure carried forward from proceeding months.

(3)	From the result of the subtraction of the amount computed under Paragraph A(2) from the amount computed under Paragraph A(1) there shall be subtracted an amount equal to the draw against commissions from the immediately preceding month plus any negative figure carried forward from earlier months.

(4)	If the result of the subtraction in Paragraph A(3) is a negative number, this negative number shall be carried forward to later months. If the result of the subtraction is a positive number, it shall be the commission due under this section A, and shall be paid on the fifteenth day of the month for the preceding month. By way of example on February 15, Employer shall pay an amount (if positive) equal to the commissions for January [A(1)] less the costs of errors and deficits [A(2)] less the January draw [A(3)].

B.	Draw Against Employee Commission. Employer and Employee shall from time to time agree on the amount of a monthly “draw against commissions earned,” which shall be paid in two substantially equal installments on the fifteenth and last days of the current month. The “draw against commissions” shall not be considered or construed as a “salary” or “guarantee”. The amount of the draw for any month (plus any negative figure from earlier months) shall be subtracted from commissions less errors as provided under section A.

C.	Fringe Benefits. Employee shall be eligible for such benefits as are customarily provided to its commodity broker employees. As of the date of execution of this Agreement, these included:

(1)	Health Insurance. Employer pays 80% of the premium for individual or family coverage (as elected by Employee) under the group insurance plans maintained by Employer.

(2)	Employer - Contribution / Retirement. Employee may elect to participate in Employer’s Retirement plan. Employer will match one-half (1/2) of Employee’s contributions up to a maximum of 6% of compensation on current programs offered by Employer.

A. 401-K Cap set by IRS (Pre-Tax)

B. Thrift Cap is met on 401-K (Post-Tax)

(3)	Defined Contribution Plan. Employer currently maintains a defined contribution retirement plan. Employee participation and vesting, and benefits shall be governed by the provisions of that plan.

(4)	Disability Insurance. Employer pays 80% of the premium for individual disability insurance under the group policy issued to Employer. Benefits will be as provided under that policy.

(5)	Deferred Compensation. Employer has established a deferred compensation plan pursuant to which Employer may set aside certain funds annually for additional compensation for brokers and other key employee.

(6)	Vacation & Holidays

D.	THIS EXHIBIT IS SUBJECT TO CHANGE PURSUANT TO SECTION 3 OF THE COMMODITIES BROKER EMPLOYMENT AGREEMENT, EXECUTED CONTEMPORANEOUSLY WITH THIS EXHIBIT.

Date: April 18, 1988

FARMERS COMMODITIES CORPORATION		EMPLOYEE

By:	/s/ Harold Richard	By:	/s/ Robert V. Johnson